UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person

   Sam Oolie
   c/o Oolie Enterprises
   21 Industrial Avenue
   Upper Saddle River, NJ 07458

2. Issuer Name and Ticker or Trading Symbol

     Comverse Technology, Inc. -- CMVT

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   NOVEMBER/1998

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, par value    |11/02/|M   | |    2,000         | A |$18.00     |                   |  D   |                           |
$.10 per share             |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/23/|M   | |    1,000         | A |$47.25     |                   |  D   |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/02/|S   | |    2,000         | D |$47.375    |                   |  D   |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/23/|S   | |    1,000         | D |$56.00     |     83            |  D   |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|



___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |      |    | |          |   |     |     |            |       |       |            |   |            |
Stock Option          |$18.00  |11/02 |M   | | 2,000    |D  |1/01 |12/31|Common Stock| 2,000 |  (1)  |            | D |            |
(right to buy)        |        |/98   |    | |          |   | /97 | /01 |            |       |       |            |   |            |
                      |        |      |    | |          |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
Stock Option          |$45.25  |11/23|M   | | 1,000     |D  |1/01 |12/31|Common Stock| 1,000 |  (2 ) | 5,000      | D |            |
(right to buy)        |        | /98 |    | |           |   | /98 | /02 |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:

(1) Mr. Oolie received these options on March 8, 1996, pursuant to a stock option plan.
(2) Mr. Oolie received these options on February 20, 1997, pursuant to a stock option plan.

SIGNATURE OF REPORTING PERSON

/s/ Sam Oolie
-----------------
Sam Oolie

DATE
12/8/98